As filed with the Securities and Exchange Commission on April 20, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE SHERWIN-WILLIAMS COMPANY
(Exact name of registrant as specified in its charter)

Ohio (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	34-0526850 (I.R.S. EMPLOYER IDENTIFICATION NO.)

101 Prospect Avenue, N.W., Cleveland, Ohio (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	44115 (ZIP CODE)
THE SHERWIN-WILLIAMS COMPANY 2006 EQUITY
AND PERFORMANCE INCENTIVE PLAN

THE SHERWIN-WILLIAMS COMPANY 2006 STOCK PLAN
FOR NONEMPLOYEE DIRECTORS

(FULL TITLE OF THE PLANS)

L.E. STELLATO
Vice President, General Counsel and Secretary
THE SHERWIN-WILLIAMS COMPANY
101 Prospect Avenue, N.W.
Cleveland, Ohio 44115
(216) 566-2000

(NAME AND ADDRESS, INCLUDING ZIP CODE, AND
TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

CALCULATION OF
REGISTRATION FEE

		Proposed	Proposed maximum
Title of securities to be	Amount to be	maximum offering	aggregate offering	Amount of registration
registered	registered (1)	price per unit (1)(2)	price (1)(2)	fee
Common Stock, $1.00 per share (including Rights)(3)(4)	10,000,000 Shares	$50.30	$503,000,000	$53,821

Common Stock, $1.00 per share (including Rights)(4)(5)	200,000 Shares	$50.30	$10,060,000	$1,077

Total Registration Fee	N/A	N/A	N/A	$54,898
     In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of additional shares of Common Stock as may be issuable as a result of the anti-dilution provisions of The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan (the “Performance Incentive Plan”) and The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors (the “Director Stock Plan”).

(1)	Estimated solely for the purpose of determining the registration fee.

(2)	In accordance with Rule 457 under the Securities Act of 1933, as amended, this figure relating to the registration of the Registrant’s Common Stock is based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on April 13, 2006, which date is within 5 business days prior to the date of the filing of this Registration Statement and is estimated solely for the purpose of determining the Registration Fee.

(3)	The shares of Common Stock, par value $1.00 per share, are issuable in accordance with the terms of the Performance Incentive Plan.

(4)	Shares of Common Stock are accompanied by rights (the “Rights”) to purchase Cumulative Redeemable Serial Preferred Stock of the Registrant issued pursuant to a Rights Agreement, dated as of April 23, 1997, between the Registrant and The Bank of New York, as successor rights agent to KeyBank National Association, filed as Exhibit 1 to Form 8-A, dated April 24, 1997. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable, are evidenced by the certificates representing the Common Stock, and will be transferred only with the Common Stock.

(5)	The shares of Common Stock, par value $1.00 per share, are issuable in accordance with the terms of the Director Stock Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 7, 2006;

(2)	The Company’s Current Reports on Form 8-K, dated February 1, 2005, February 22, 2006, March 15, 2006, April 17, 2006, April 18, 2006 and April 19, 2006;

(3)	The description of the Company’s Common Stock included in the Company’s Current Report on Form 8-K, dated June 10, 2004;

(4)	The description of the Rights associated with the Common Stock included in the Company’s Registration Statement on Form 8-A filed with the Commission on April 24, 1997 under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”); and

(5)	All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Certain legal matters regarding the shares of Common Stock being registered pursuant to this Registration Statement have been passed upon by L.E. Stellato, Vice President, General Counsel and Secretary of the Company. As of March 31, 2006, Mr. Stellato beneficially owned approximately 57,541 shares of Common Stock of the Company and held options to purchase an additional 145,250 shares of Common Stock. Mr. Stellato is eligible to participate in the Performance Incentive Plan.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Article IV of the Company’s Regulations, as amended and restated April 28, 2004 (the “Regulations”), filed as Exhibit 3 to the Company’s Current Report on Form 8-K, dated June 10, 2004, is incorporated herein by reference.
     Reference is made to Section 1701.13(E) of the Ohio Revised Code relating to the indemnification of directors and officers of an Ohio corporation and to Sections 1 and 2 of Article IV of the Regulations.
     The Ohio Revised Code permits and Section 1 of Article IV of the Regulations provides that the Company shall indemnify its directors, officers and employees against amounts which may be incurred in connection with certain actions, suits or proceedings under the circumstances as set out in Sections 1(a) and 1(b) of Article IV of the Regulations. However, the Ohio Revised Code and Section 1 of Article IV of the Regulations limit indemnification in respect of certain claims, issues or matters as to which such party is adjudged to be liable for negligence or misconduct in performance of his or her duty to the Company and also in actions in which the only liability asserted against a director is for certain statutory violations. The Ohio Revised Code and Section 1 of Article IV of the Regulations also provide that general indemnification provisions as found in Sections 1(a) and 1(b) of Article IV of the Regulations do not limit the remaining provisions of Article IV of the Regulations.
     In addition, with certain limited exceptions, expenses incurred by a director in defending an action must be paid by the Company as they are incurred in advance of the final disposition if the director agrees (i) to repay such advances if it is proved by clear and convincing evidence that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Company or undertaken with reckless disregard for the Company’s best interests and (ii) to reasonably cooperate with the Company concerning the action. Also, the Company may pay certain expenses incurred by an officer or employee in defending an action as they are incurred in advance of the final disposition of an action if the officer or employee receiving the advance undertakes to repay the advance if it is ultimately determined that the officer or employee receiving the advance is not entitled to indemnification.
     The Company may from time to time maintain insurance on behalf of any person who is or was a director, officer or employee against any loss arising from any claim asserted against such director, officer or employee in any such capacity, subject to certain exclusions. The

Company has entered into indemnification agreements with its directors and certain of its officers providing protection as permitted by law.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.
ITEM 8. EXHIBITS.
     The exhibits listed in the Exhibit Index appearing on page II-8 are filed herewith or are incorporated by reference to other filings.
ITEM 9. UNDERTAKINGS.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, and State of Ohio, on the 20th day of April, 2006.

THE SHERWIN-WILLIAMS COMPANY
By:	/s/ L.E. Stellato
L.E. Stellato
Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:
Officers and Directors of The Sherwin-Williams Company:

Signature	Title
*C. M. Connor	Chairman, President and Chief
C. M. Connor	Executive Officer, Director (Principal
Executive Officer)

*S. P. Hennessy	Senior Vice President-Finance and Chief Financial
S. P. Hennessy	Officer (Principal Financial Officer)

*J. L. Ault	Vice President-Corporate Controller
J. L. Ault	(Principal Accounting Officer)

*A. F. Anton	Director
A. F. Anton

*J. C. Boland	Director
J. C. Boland

*D. E. Evans	Director
D. E. Evans

*D. F. Hodnik	Director
D. F. Hodnik

*S. J. Kropf	Director
S. J. Kropf

Signature	Title
*R. W. Mahoney	Director
R. W. Mahoney

*G. E. McCullough	Director
G. E. McCullough

*A. M. Mixon, III	Director
A. M. Mixon, III

*C. E. Moll	Director
C. E. Moll

*R. K. Smucker	Director
R. K. Smucker

*   The undersigned, by signing his name hereto, does sign this Registration Statement on behalf of the designated Officers and Directors of The Sherwin-Williams Company pursuant to Powers of Attorney executed on behalf of each of such Officers and Directors that are filed as Exhibits hereto.

By: /s/ L. E. Stellato	April 20, 2006
L. E. Stellato, Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT DESCRIPTION
4(a)	The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan filed as Exhibit 10(b) to the Company’s Current Report on Form 8-K dated April 19, 2006, and incorporated herein by reference.

4(b)	The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors filed as Exhibit 10(c) to the Company’s Current Report on Form 8-K dated April 19, 2006, and incorporated herein by reference.

5	Opinion of L. E. Stellato, General Counsel to the Company, including consent, dated April 20, 2006 (filed herewith).

23(a)	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith).

23(b)	Consent of L. E. Stellato (set forth in his opinion filed herewith as Exhibit 5).

24(a)	Powers of Attorney of officers and directors of the Company (filed herewith).

24(b)	Certified resolutions of the Board of Directors of the Company authorizing execution by Power of Attorney (filed herewith).